Exhibit 10.1
EXECUTION COPY

AIG CREDIT FACILITY TRUST AGREEMENT

dated as of

January 16, 2009,
among
FEDERAL RESERVE BANK OF NEW YORK,
and
JILL M. CONSIDINE, CHESTER B. FELDBERG
AND DOUGLAS L. FOSHEE,
as Trustees

Table of Contents

ARTICLE 1
General Provisions

Section 1.01. Creation of Trust	2
Section 1.02. Appointment and Acceptance of Trustees	2
Section 1.03. Trust is Irrevocable	3

ARTICLE 2
Management

Section 2.01. Establishment of Accounts	3
Section 2.02. Initial Deposit of Trust Stock	4
Section 2.03. Actions of Trustees in General	5
Section 2.04. Exercise of Trust Stock Voting Rights	6
Section 2.05. Disposition of Trust Stock	8
Section 2.06. Investment and Distribution of Funds in Deposit Account	9
Section 2.07. Control of Trust Litigation	10

ARTICLE 3
Trustees; Trust Expenses; Indemnification

Section 3.01. Independence of Trustees	10
Section 3.02. Number, Resignation, Succession and Disqualification of Trustees	11
Section 3.03. Standard of Care and Indemnification of Trustees	12
Section 3.04. Payment of Other Trust Expenses	13
Section 3.05. Additional Rights and Obligations of Trustees	15

ARTICLE 4
Books and Records; Tax Reporting

Section 4.01. Records	17
Section 4.02. Tax Reporting	18

ARTICLE 5
Amendments; Termination; Governing Law

Section 5.01. Amendment	18
Section 5.02. Termination	18
Section 5.03. Governing Law	18
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 ii

AIG CREDIT FACILITY TRUST AGREEMENT
     THIS AIG CREDIT FACILITY TRUST AGREEMENT (this “Trust Agreement”) is made this 16th day of January, 2009 by and among the Federal Reserve Bank of New York (the “FRBNY”), and Jill M. Considine, Chester B. Feldberg and Douglas L. Foshee (each, a “Trustee” and collectively, the “Trustees”).
W I T N E S S E T H:
     WHEREAS, pursuant to Section 13(3) of the Federal Reserve Act, 12 U.S.C. § 343(3), the Board of Governors of the Federal Reserve System (the “Board of Governors”) determined that unusual and exigent circumstances exist both with respect to the financial condition of American International Group, Inc., a Delaware corporation (the “Company”), and its likely impact on the nation’s economic stability, and the stability of the nation’s financial and banking systems, and authorized the FRBNY, subject to certain conditions, to enter into an $85,000,000,000 lending facility with the Company as set forth in the Credit Agreement dated as of September 22, 2008 between the Company and the FRBNY (as amended from time to time, the “Credit Agreement”);
     WHEREAS, as a condition of the Credit Agreement, the Company is obligated to issue to a trust for the sole benefit of the United States Treasury (“Treasury”) the Series C Perpetual, Convertible, Participating Preferred Stock of the Company described in Exhibit D of the Credit Agreement (the “Company Preferred Stock”) and convertible into approximately 77.9% of the issued and outstanding shares of common stock of the Company (the “Company Common Stock”);
     WHEREAS, pursuant to Section 13(3) and Section 4 of the Federal Reserve Act, 12 U.S.C. §§ 343(3), 341 (Seventh), the FRBNY entered into the Credit Agreement with the Company to implement the $85,000,000,000 lending facility authorized by the Board of Governors, and is exercising its powers incident thereto to establish the trust created hereunder (the “Trust”) for the purpose of acquiring, holding, and disposing of the Trust Stock (as defined in Section 2.02 hereof);
     WHEREAS, the issuance of the Company Preferred Stock to the Trust is intended to provide compensation for the assumption of the risks arising from the Credit Agreement and to reduce those risks;
     WHEREAS, the FRBNY has worked in consultation with the United States Department of the Treasury (the “Treasury Department”) in structuring the Credit Agreement and this Trust Agreement;

     WHEREAS, the FRBNY, in consultation with the Treasury Department, herein appoints the Trustees as trustees of the Trust to have all of the rights, powers and duties set forth herein;
     WHEREAS, to avoid any possible conflict with its supervisory and monetary policy functions, the FRBNY does not intend to exercise any discretion or control over the voting and consent rights associated with the Trust Stock;
     WHEREAS, the FRBNY wishes the Trustees to have absolute discretion and control over the Trust Stock, subject to the terms of this Trust Agreement;
     WHEREAS, the FRBNY anticipates that the Trustees will leave the day-to-day management of the Company to the persons charged with such management, and will limit their involvement in the corporate governance of the Company to the exercise of the rights set forth in this Trust Agreement; and
     WHEREAS, the Trustees are willing to accept the appointment and to act as trustees pursuant to the terms of this Trust Agreement.
     NOW THEREFORE, the parties hereto do hereby agree as follows:
ARTICLE 1
General Provisions
     Section 1.01. Creation of Trust. Subject to the terms and conditions of this Trust Agreement, the FRBNY hereby establishes a trust designated as the AIG Credit Facility Trust for the sole benefit of the Treasury, which, for the avoidance of doubt, means that any property distributable to the Treasury as a beneficiary hereunder shall be paid to the Treasury for deposit into the General Fund as miscellaneous receipts.
     Section 1.02. Appointment and Acceptance of Trustees. The FRBNY, in consultation with the Treasury Department, hereby appoints the Trustees as trustees of the Trust to have all of the rights, powers, authorities, discretions, and duties set forth herein and, subject to the terms and conditions of this Trust Agreement, as otherwise provided to trustees under the laws governing the administration of the Trust. The Trustees hereby accept said appointment, acknowledge the receipt of the sum of One Dollar ($1.00) (together with any other property, including the Company Preferred Stock, that the Trust may otherwise receive, the “Trust Assets”), and covenant that they will hold the Trust Assets in trust upon and subject exclusively to the terms and conditions set forth herein, for the sole benefit of the Treasury.

     Section 1.03. Trust is Irrevocable. This Trust Agreement and the Trust shall be irrevocable and, except as provided in Section 5.01 hereof, unamendable except that the Board of Governors may terminate or amend its authorization pursuant to Section 13(3) of the Federal Reserve Act, thereby revoking or amending the Trust in accordance with Federal law, provided, however, that a Trustee’s rights to resign as a trustee hereunder and to compensation and indemnification with respect to acts or omissions occurring prior to any such revocation or amendment may not be modified without the written consent of that Trustee.
ARTICLE 2
Management
     Section 2.01. Establishment of Accounts.
     (a) The Trustees shall establish (and during the term of this Trust Agreement shall maintain) a custody account (the “Securities Account”) at a commercial bank selected by, and under an agreement acceptable to, the FRBNY in the name of the Trust bearing a designation clearly indicating that the Trust Stock held therein is held for the sole benefit of the Treasury. Except as expressly provided herein, the Trustees shall possess all right, title, and interest in all Trust Stock held from time to time in the Securities Account for the sole benefit of the Treasury. The Securities Account shall be under the sole dominion and control of the Trustees for the sole benefit of the Treasury.
     (b) The Trustees shall establish (and during the term of this Trust Agreement shall maintain) a deposit account (the “Deposit Account”) at a commercial bank selected by, and under an agreement acceptable to, the FRBNY in the name of the Trust bearing a designation clearly indicating that the funds deposited therein are held for the sole benefit of the Treasury. Except as expressly provided herein, the Trustees shall possess all right, title, and interest in all moneys on deposit from time to time in the Deposit Account for the sole benefit of the Treasury. The Deposit Account shall be under the sole dominion and control of the Trustees for the sole benefit of the Treasury.
     (c) Subject to the terms of this Trust Agreement, the Trustees shall receive and hold in the Securities Account or Deposit Account, as applicable, the initial cash contribution of the FRBNY, advances from the Company as provided in Section 3.04(b) hereof, the Trust Stock and all dividends and other cash and non-cash distributions as may be declared and paid upon the Trust Stock, investments permitted under Section 2.06 hereof, as well as the proceeds of any sale or other disposition of the Trust Stock, for the sole benefit of the Treasury.

     Section 2.02. Initial Deposit of Trust Stock.
     (a) In accordance with the Stock Purchase Agreement referred to in Section 2.03(d)(ii) hereof, the Company Preferred Stock shall be delivered to the Securities Account in an amount equal to 100% of the issued and outstanding shares of the Company Preferred Stock registered jointly in the names of the Trustees in their capacities as trustees of the Trust. All shares of Company Preferred Stock delivered to the Securities Account, and all shares of Company Common Stock into which any of the Company Preferred Stock shall have been converted, are referred to herein as the “Trust Stock.” Except as expressly provided herein, the FRBNY shall have no ownership interest in the Trust Stock or any of the other Trust Assets.
     (b) To the extent that any certificates evidencing the Trust Stock delivered to the Securities Account are not registered jointly in the names of Trustees in their capacities as trustees of the Trust, the Trustees shall present to the Company all certificates evidencing Trust Stock not registered jointly in the names of Trustees in their capacities as trustees of the Trust for surrender and cancellation, and for the issuance and delivery to the Securities Account of new certificates registered jointly in the names of the Trustees in their capacities as trustees of the Trust.
     (c) In the event that (i) the Company is merged into or consolidated with another corporation or divided into two or more resulting entities, (ii) all or substantially all of the assets of the Company are transferred to another corporation pursuant to a plan requiring the Company’s assets to be distributed in liquidation or (iii) all the shares of the Company are to be exchanged in connection with a reorganization or recapitalization of the Company (each of (i), (ii) and (iii) or any analogous transaction, a “Trigger Event”), then in connection with any such Trigger Event, the term “Company” for all purposes of this Trust Agreement shall be taken to include any successor entity, and the Trustees shall receive and hold under this Trust Agreement as Trust Stock (and the term Trust Stock as used herein shall include) any stock of, or other interests in, such successor entity received on account of their ownership (as trustees hereunder) of Trust Stock prior to such Trigger Event.
     (d) In connection with any Trigger Event, the Trustees are hereby authorized to surrender Trust Stock held by the Trustees hereunder, if the Trustees are of the opinion in the exercise of their independent judgment that such ministerial act is appropriate or required.

     Section 2.03. Actions of Trustees in General.
     (a) Each Trustee shall have equal rights and authority under the terms of this Trust Agreement, and any action taken by the Trustees hereunder shall be a joint action of all of the Trustees. For the avoidance of doubt, the Trustees may not elect to each assume separate responsibility for a portion of the Trust Stock (for example, each vote one-third of the Trust Stock) but must instead jointly decide on a single course of action with respect to the relevant matter under consideration. In the event of a disagreement among the Trustees with respect to any matter, the Trustees shall consult with each other and use their reasonable best efforts to reach agreement with respect to such matter. If, after such consultation (including with legal or financial advisors as appropriate), the Trustees remain unable to reach agreement with respect to such matter, a majority vote of the Trustees shall be sufficient for resolving such matter, after which all of the Trustees shall act in accordance with the majority position.
     (b) If fewer than three Trustees are available to vote with respect to any matter, as a result of death, incapacity or any other reason, then no vote shall take place until all three Trustees are available, unless the available Trustee or Trustees determine(s) in the exercise of his or her or their independent judgment that waiting to vote with respect to such matter (and taking the related action) could have significant adverse consequences with respect to the administration of the Trust or the Trust Assets. In the event of any such determination, the available Trustee or Trustees may act and bind the Trust, provided, however, that in the event there are only two available Trustees and those two available Trustees do not agree with one another, such Trustees are authorized and directed to act in a manner consistent with the recommendation(s) of a majority of the independent directors of the Company.
     (c) In order to permit the Trustees to administer the Trust and perform their duties under this Trust Agreement, the Trustees may, as they deem appropriate in their independent judgment, (i) engage legal, financial, press and other professional advisers and agents, (ii) hire full-time and part-time administrative, secretarial and clerical staff (or make arrangements to use administrative, secretarial or clerical staff made available to them by their professional advisers or agents) and (iii) lease or sublease office space (or make arrangements to occupy office space made available to them by their professional advisers or agents). Among other things, such professional advisers or agents may be designated as the notice location for all notices and other correspondence relating to the Trust and may, on behalf of the Trustees, maintain the official records of the Trust, schedule meetings of the Trustees, and maintain minutes of such meetings and records of significant actions.

     (d) At an appropriate time following the execution and delivery of this Trust Agreement, the Trustees shall execute and deliver in their capacities as trustees hereunder, and not in their individual capacities, the following documents, which shall have been approved in form and substance by the FRBNY:
     (i) Multistate Form A Statement Regarding the Acquisition of Control of or Merger with a Domestic Insurer;
     (ii) Statement Regarding the Acquisition of Control of American International Group, Inc.; and
     (iii) Series C Perpetual, Convertible, Participating Preferred Stock Purchase Agreement between the Trust and the Company.
     Section 2.04. Exercise of Trust Stock Voting Rights.
     (a) At all times prior to the termination of the Trust, the Trustees shall (subject to Section 2.05 hereof and the other provisions of this Section 2.04) exercise all rights, titles, powers, and privileges of a stockholder of the Company, including, to the extent permitted by law, the right to convert the Company Preferred Stock to Company Common Stock and the exclusive right to exercise any and all voting and other rights and benefits attached to, derived from, or otherwise attributable to the Trust Stock, including without limitation the right to vote to amend or cause the amendment of the certificate of incorporation or the by-laws of the Company, and the right to vote to elect and remove, or cause the election or removal of, the directors of the Company, all to the extent permitted by their ownership (as trustees hereunder) of the Trust Stock.
     (b) The Trustees shall have the exclusive right to vote the Trust Stock, or give written consent, in person or by proxy, at all meetings of stockholders of the Company, and in all proceedings, votes and actions in which the vote or consent, written or otherwise (any of the foregoing, a “Vote”), of the holders of the Trust Stock may be required or authorized, provided, however, that the Trustees shall Vote the Trust Stock in accordance with the other provisions of this Section 2.04.
     (c) The Trustees shall take any and all reasonable actions available to them and necessary to cause the actions described in items (i), (ii), (iii) and (iv) of this Subsection (c) to be effected, and shall Vote or cause to be Voted all of the Trust Stock in favor of:
     (i) amending Article Four of the Company’s Certificate of Incorporation to provide for (w) an increase in number of authorized shares of the Company Common Stock from 5,000,000,000 to 19,000,000,000, (x) a decrease in the par value of the Company Common Stock from $2.50 to $0.000001 per share, (y) an increase in number of authorized shares of the Company Serial Preferred Stock from 6,000,000 to 13,000,000,000, and (z) a decrease in the par value of the Company Serial Preferred Stock from $5.00 to $0.00004 per share;
     (ii) amending the Certificate of Designations of the Company Preferred Stock (the “Certificate of Designations”) such that (A) the number of shares of the Company Preferred Stock outstanding upon the effectiveness of such amendment shall be the Number of Underlying Shares (as defined in the Certificate of Designations) as of the effective date of such amendment, (B) the Conversion Ratio (as defined in the Certificate of Designations) as of any date shall equal the quotient obtained by dividing (x) the Number of Underlying Shares as of such date by (y) the Number of Underlying Shares as of the effective date of such amendment and (C) the liquidation preference per share of the Company Preferred Stock shall be $500,000 divided by the Number of Underlying Shares as of the effective date of such amendment;
     (iii) amending Article Eight of the Company’s Certificate of Incorporation to eliminate the requirement that the board of directors of the Company obtain the assent or vote of the Company’s stockholders in order to authorize or cause to be executed mortgages and liens upon all or substantially all of the Company’s assets; and
     (iv) amending the Company’s Certificate of Incorporation to allow the TARP Preferred Stock to rank senior to the Company Preferred Stock. “TARP Preferred Stock” means the Series D Preferred Stock of the Company, par value $5.00 per share, issued to the Treasury Department.
     (d) In exercising their discretion hereunder with respect to the Trust Stock, the Trustees are advised that it is the FRBNY’s view that (x) maximizing the Company’s ability to honor its commitments to, and repay all amounts owed to, the FRBNY or the Treasury Department and (y) the Company being managed in a manner that will not disrupt financial market conditions, are both consistent with maximizing the value of the Trust Stock. With those nonbinding views in mind, with respect to any and all matters (other than matters as to which express instruction is given pursuant to this Section 2.04) to be Voted on by the Trustees as holders of the Trust Stock, the Trustees shall have full discretionary power to Vote the Trust Stock, provided, however, that the Trustees shall exercise all such Voting and other similar rights with respect to the Trust Stock in accordance with the Applicable Standard of Care (as defined in Section 3.03(a) hereof).
     (e) The Trustees shall Vote to elect (and, if they shall for any reason be required to nominate, shall nominate for election) as members of the board of directors of the Company only persons who are not, and have not been within one year of their nomination, officers, directors, or senior employees of the FRBNY or the Treasury Department.

     (f) In no event shall the Trustees become directors of the Company or otherwise become responsible for directing or managing the day-to-day operations of the Company or any of its subsidiaries.
     (g) In exercising their authority under this Section 2.04, the Trustees may request information from the FRBNY that the FRBNY may have as a result of its role as lender to the Company under the Credit Agreement. In no event, however, shall information provided by the FRBNY as lender relieve the Trustees from exercising their independent judgment with respect to any action to be taken under this Section 2.04.
     Section 2.05. Disposition of Trust Stock.
     (a) The Trustees shall, in one or a series of transactions, sell or otherwise dispose of the Trust Stock as follows:
     (i) The Trustees shall, in a manner they deem appropriate in their independent judgment to accomplish the goals set forth in clause (ii) of this Subsection (a), develop a written plan (the “Divestiture Plan”) for the sale or other disposition of the Trust Stock, taking into consideration, among any other factors that the Trustees deem relevant: (1) the effect of any sale or other disposition on repayment of amounts owed to the FRBNY or the Treasury Department; (2) in the case of any conversion of Company Preferred Stock to Company Common Stock (particularly before the full settlement of the Equity Units issued by the Company pursuant to the purchase contract dated May 16, 2008 between the Company and The Bank of New York), the impact of any such conversion on anti-dilution features favorable to the Trust; (3) the financial condition of the Company; (4) the impact of a sale or other disposition of the Trust Stock on general financial market conditions; (5) obtaining full and adequate consideration for the Trust Stock; and (6) the best interests of the Treasury. The Trustees may amend the Divestiture Plan from time to time.
     (ii) The goal of the Divestiture Plan shall be to dispose of the Trust Stock in a value maximizing manner. It shall be a further goal of the Divestiture Plan to dispose of the Trust Stock no later than a reasonably practicable time after (x) the Credit Agreement is no longer in effect and (y) the Treasury Department no longer owns any TARP Preferred Stock. It is anticipated that in developing the Divestiture Plan, the Trustees will hire legal, financial and other professionals as necessary. The Trustees may also request information from the FRBNY that the FRBNY may have as a result of its role as lender to the Company under the Credit Agreement.
     (iii) The Trustees may sell or otherwise dispose of the Trust Stock, only with the prior approval of the FRBNY, after its consultation with the Treasury Department.

     (iv) The Trustees may, but shall not be required to, obtain a “fairness opinion” from an investment bank in connection with the sale or other disposition of Trust Stock.
(b) The cash proceeds of any sale or other disposition of the Trust Stock shall be deposited in the Deposit Account and reinvested and distributed in accordance with the provisions of Section 2.06 hereof.
     (c) Except as expressly provided in this Section 2.05 and Section 2.02(d) hereof, the Trustees shall not have the authority to sell, pledge, encumber, hypothecate, lend or otherwise transfer the Trust Stock, and any action in violation of the foregoing shall be null and void.
     Section 2.06. Investment and Distribution of Funds in Deposit Account.
     (a) The Trustees shall distribute amounts held in the Deposit Account to Treasury at least quarterly, subject to Section 2.06(b) hereof.
     (b) Prior to any distribution from the Deposit Account to the Treasury under this Section 2.06 or Section 5.02 hereof, the Trustees shall apply the balance of the Deposit Account as follows: first, the Trustees shall reimburse themselves for any outstanding amounts due them from the Trust under the terms of this Trust Agreement; second, the Trustees shall reimburse the FRBNY for any amounts paid by the FRBNY under Section 2.07 or Section 3.03(e) hereof; third, the Trustees shall set aside a reasonable reserve for future amounts to be paid from the Trust under the terms of this Trust Agreement, taking into consideration the value of the other property that will continue to be held in trust hereunder, provided, however, that, during the continuance of the Trust, such reserve shall not be less than One Hundred Thousand Dollars ($100,000); fourth, the Trustees shall reimburse the FRBNY for any amounts advanced on behalf of the Trust in connection with the Trust’s acquisition of the Trust Stock; fifth, the Trustees shall reimburse the Company for any amounts advanced by the Company to cover amounts authorized to be paid from the Trust under this Trust Agreement; and sixth, the Trustees shall distribute the remaining balance of the Deposit Account in excess of the reserve, if any, referred to above to the Treasury.
     (c) To the extent that the Trustees believe it is necessary or appropriate to invest any balance in the Deposit Account, the Trustees shall have full discretion to invest such balance, in whole or in part in assets that are eligible for use in FRBNY’s open market operations. The investments and the proceeds of such investments shall be received and held in the Deposit Account, subject to the terms of this Trust Agreement. Any loss of income or principal on any such investments shall be for the account of the Trust.

     Section 2.07. Control of Trust Litigation.
     (a) The FRBNY shall at its own expense, but with the right to be reimbursed for such expense pursuant to Section 2.06(b) hereof, control the defense of any actual or threatened suit or litigation of any character involving the Trust or any one or more of the Trustees in their capacities as trustees hereunder (“Trust Litigation”), including without limitation designating counsel for the Trustee(s) in their capacities as trustee(s) hereunder and controlling all negotiations, litigation, arbitration, settlements, compromises and appeals of any Trust Litigation, provided that (i) the FRBNY may not agree to any settlement involving any Trustee(s) that contemplates any personal liability or obligations of the Trustee(s) or any admission of wrongdoing by the Trustee(s) without the prior written consent of the affected Trustee(s), (ii) if the FRBNY is also a party to any such Trust Litigation, the FRBNY shall engage and pay the expenses of separate counsel for the affected Trustee(s) to the extent that the interests of the FRBNY are in conflict with those of the affected Trustee(s) and (iii) in such event, (x) the affected Trustee(s) shall have the right to approve the separate counsel designated by the FRBNY, which approval shall not unreasonably be withheld or delayed and (y) the FRBNY shall be reimbursed for such expenses pursuant to Section 2.06(b) hereof.
     (b) The Trustees shall provide reasonably prompt notice to the FRBNY of any Trust Litigation and may not make any admissions of liability or incur any significant expenses after receiving actual notice of the claim or agree to any settlement without the written consent of the FRBNY, which consent shall not unreasonably be withheld or delayed.
ARTICLE 3
Trustees; Trust Expenses; Indemnification
     Section 3.01. Independence of Trustees. A Trustee may not be an officer or employee of the FRBNY, the Treasury Department or the Company and may not have any material financial interest in the FRBNY (other than a Federal Reserve pension) or the Company (other than an insurance policy or annuity), shall not have a parent, spouse or child employed by or serving as an officer or director of the FRBNY, the Treasury Department, or the Company and shall be compensated for services rendered in connection with the administration of the Trust only as provided in Section 3.04 hereof.

     Section 3.02. Number, Resignation, Succession and Disqualification of Trustees.
     (a) It is the FRBNY’s intention that there shall at all times be three trustees acting hereunder, provided, however, that, during any period in which there is a vacancy in the office of Trustee pending an appointment of a successor Trustee by the FRBNY (which shall consult with the Treasury Department regarding such appointment) the remaining Trustees may continue to exercise all of the powers, authorities and discretions granted them hereunder as provided in Section 2.03(b) hereof.
     (b) A Trustee may at any time resign by giving 60 days’ written notice of resignation to the FRBNY and the other Trustees. The FRBNY, after consultation with the Treasury Department and the other Trustees, shall, at least 15 days prior to the effective date of such resignation, appoint a successor trustee who shall satisfy the requirements of Section 3.01 hereof. If no successor trustee shall have been appointed and shall have accepted such appointment at least 15 days prior to the effective date of such resignation, any of the Trustees may petition any competent authority or court of competent jurisdiction (at the expense of the Trust) for the appointment of a successor trustee.
     (c) If at any time a Trustee shall become incapable of acting, or if the other Trustees shall for any reason unanimously determine in good faith that the replacement of such Trustee is in the best interests of the Trust, including without limitation because of a belief that such Trustee is unable to act prudently and effectively with respect to financial matters because of accident, physical or mental illness, substance abuse, deterioration, injury or other similar cause, the other Trustees, after consultation with the FRBNY, may remove such Trustee by written instrument or instruments delivered to the FRBNY, provided, however, that an individual Trustee who dies shall be deemed to have been removed immediately prior to his death.
     (d) If at any time any Trustee is (i) the subject of any information, indictment, or complaint, involving the commission of or participation in a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or Federal law, or (ii) reasonably determined by the FRBNY, in consultation with the Treasury Department, to have demonstrated untrustworthiness or to be derelict in the performance of his or her duties under this Trust Agreement, such Trustee shall, absent a determination by the FRBNY, after consulting with the Treasury Department, that such disqualification is not required, become immediately disqualified from acting as trustee hereunder upon the receipt by the other Trustees of written notice from the FRBNY of the occurrence of such an event, and the receipt by such Trustees of such notice shall automatically and immediately constitute the removal of the disqualified Trustee.

     (e) In the event of any vacancy in the office of Trustee as a result of removal, the FRBNY, after consultation with the Treasury Department and the Trustees then in office, shall, by written instrument or instruments delivered to the successor Trustee, fill such vacancy by appointing a successor Trustee who shall satisfy the requirements of Section 3.01 hereof.
     (f) Upon written assumption by a successor trustee of powers and duties hereunder, a copy of the instrument of assumption shall be delivered by the FRBNY to the other Trustees and the Company, whereupon the successor trustee shall become vested with all of the powers and duties of the resigning, removed or disqualified Trustee, and the term “Trustee” as used herein shall mean such successor trustee.
     Section 3.03. Standard of Care and Indemnification of Trustees.
     (a) Standard of Care. A Trustee shall have no liability hereunder for any action taken or refrained from or suffered by such Trustee, provided that such Trustee (i) acted in good faith in a manner the Trustee reasonably believed to be in accordance with the provisions of this Trust Agreement and in or not opposed to the best interests of the Treasury and (ii) had no reasonable cause to believe his or her conduct was unlawful (the standard set forth in foregoing clauses (i) and (ii) being the “Applicable Standard of Care”).
     (b) Reliance on Experts. The Trustees may act through legal, financial, press and other professional advisers and agents and shall not be answerable for the default, negligence or misconduct of any such professional adviser or agent so long as such professional adviser or agent was selected by the Trustees in accordance with the Applicable Standard of Care. For the avoidance of doubt, the right to act through professional advisers and agents is not an authorization to assign or delegate any rights or obligations under this Trust Agreement. The Trustees may consult with counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken or refrained from or suffered by the Trustees hereunder so long as such legal counsel was selected by the Trustees in accordance with the Applicable Standard of Care.
     (c) Reliance on Certificates. The Trustees shall not be responsible for the sufficiency or the accuracy of the form, execution, validity or genuineness of the Trust Stock, or of any documents relating thereto, or for any lack of endorsement thereon, or for any description therein, nor shall the Trustees be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such Trust Stock or document or endorsement or this Trust Agreement, except for the execution and delivery of this Trust Agreement by the Trustees, so long as the Trustees acted in accordance with the Applicable Standard of Care.

     (d) Indemnification. Each Trustee shall at all times be indemnified and held harmless from the Trust for any loss, cost or expense of any kind or character whatsoever (including taxes other than taxes based upon, measured by or determined by the income of the Trustee) incurred or suffered by such Trustee in connection with the Trust, the Trust Assets or this Trust Agreement so long as such Trustee had no reasonable cause to believe his or her conduct was unlawful, provided, however, that:
     (i) neither the Trust nor the FRBNY shall be responsible for the costs and expenses (including settlement amounts) of any suit or litigation that the Trustees (in their individual or fiduciary capacities) shall settle without first obtaining the FRBNY’s written consent, which consent shall not unreasonably be withheld or delayed; and
     (ii) in order to recover under this indemnity with respect to any Trust Litigation or other claim a Trustee: (x) must provide reasonably prompt notice to the FRBNY of the claim for which indemnification is sought, provided that the failure to provide notice shall only limit the indemnification provided hereby to the extent of any incremental expense or actual prejudice as a result of such failure; and (y) must not make any admissions of liability or incur any significant expenses after receiving actual notice of the claim or agree to any settlement without the written consent of the FRBNY, which consent shall not unreasonably be withheld or delayed.
     (e) Source of Payment. If the amount due a Trustee or otherwise payable from the Trust under Section 3.03(d) hereof cannot be immediately offset against or paid or reimbursed from the balance in the Deposit Account, for so long as the Credit Agreement is in effect the amount due shall be paid by the FRBNY and the FRBNY shall be entitled to reimbursement from the Company. Upon the FRBNY’s receipt of reimbursement from the Company, the amount so reimbursed by the Company to the FRBNY shall thereafter be treated as if it were an amount advanced by the Company to the Trust for costs and expenses under Section 3.04 hereof.
     (f) Survival. The provisions of this Section 3.03 shall survive the termination of the Trust or this Trust Agreement or the resignation or removal of a Trustee.
     Section 3.04. Payment of Other Trust Expenses.
     (a) Each Trustee shall be entitled to annual compensation in the amount of One Hundred Thousand Dollars ($100,000), payable quarterly in arrears, for all services rendered by such Trustee hereunder. All costs and expenses incurred or paid by the Trustees in their capacities as trustees hereunder (including the reasonable compensation and the expenses and disbursements of the professional advisers and agents of the Trustees in their capacities as trustees) shall be paid or reimbursed from the Trust, subject to the provisions of Sections 2.07 and 3.03 hereof. In addition, all of the reasonable legal costs and expenses heretofore incurred by the Trustees in their individual capacities in connection with the establishment of the Trust shall be paid or reimbursed from the Trust.
     (b) Any amounts due to the Trustees or third parties under Subsection (a) above shall be obligations of the Trust. Until such time as such amounts can be offset against or reimbursed from the balance in the Deposit Account, such amounts shall be paid by the Company and the Company shall be entitled to reimbursement from the Trust therefor, without interest, as provided in Section 2.06(b) hereof. Specifically:
     (i) Following the execution of this Trust Agreement and the establishment of the Deposit Account, the Company shall deposit into the Deposit Account the sum of One Hundred Thousand Dollars ($100,000).
     (ii) The Trustees may from time to time and at any time pay from the Deposit Account the compensation payable to the Trustees and all of the other costs and expenses payable or reimbursable from the Trust under this Trust Agreement and, in the event that at any time prior to the termination of the Trust the value of property held in the Deposit Account shall be less than Twenty-Five Thousand Dollars ($25,000), the Trustees shall notify the Company in writing as to the amount by which such value is less than the sum of One Hundred Thousand Dollars ($100,000) and, upon receipt of such notification, the Company shall promptly deposit into the Deposit Account an amount of cash equal to such deficiency.
     (iii) In addition, the Trustees shall provide to the FRBNY and the Company, within 10 days following the end of every quarter, an accounting of all costs and expenses paid from the Trust during that quarter, together with supporting documentation, and an estimate of the costs and expenses anticipated to be reasonably likely to be paid in the following quarter. In the event that the amount of cash then available in the Deposit Account or which is expected to be available in the Deposit Account shall be insufficient to pay such costs and expenses (it being understood that the Trustees are neither required nor permitted to sell any portion of the Trust Stock for the purpose of obtaining cash to pay such compensation, costs, expenses, disbursements and advances ), the Company shall, within 10 days of receipt of a request for funds, contribute to the Deposit Account an amount of cash necessary to pay such costs and expenses.
     (iv) The FRBNY shall pay any amounts the Company fails to pay pursuant to this Subsection (b) as long as the Credit Agreement is in effect and the FRBNY shall be entitled to reimbursement from the Company. Upon the FRBNY’s receipt of reimbursement from the Company, the amount so reimbursed by the Company to the FRBNY shall thereafter be treated as if it were an amount advanced by the Company to the Trust for costs and expenses under this Section 3.04.
     (c) Except as otherwise provided in this Trust Agreement, all ongoing Trust expenses, including, but not limited to, all investment-related expenses, all fees payable to the Trustees for their services hereunder, including but not limited to staff expenses, legal expenses, financial advisory, auditing and tax preparation expenses, mailing expenses, printing and postage expenses, insurance expenses, external accounting expenses related to the Trust and its investments and extraordinary expenses (such as litigation and indemnification of the Trustees) shall be paid from the Trust as provided in this Section 3.04.
     (d) Unless waived in writing by the FRBNY, as condition to the payment from the Trust of expenses arising in connection with the retention by the Trustees on behalf of the Trust of experts and other professional advisers, the Trustees must disclose the material terms of the arrangement in advance to the FRBNY. For the avoidance of doubt, actual approval by the FRBNY of such arrangements shall not be a condition to the payment of costs and expenses of such experts and other professional advisers from the Trust.
     (e) The provisions of this Section 3.04 shall survive the termination of the Trust or this Trust Agreement or the resignation or removal of a Trustee.
     Section 3.05. Additional Rights and Obligations of Trustees.
     (a) The duties, responsibilities and obligations of the Trustees shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. The Trustees shall not be subject to, nor required to comply with, any other agreement to which the FRBNY is a party, even though reference thereto may be made herein (unless the Trustees are also parties thereto). The Trustees shall not be required to, and shall not, expend or risk any of their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder. Each Trustee shall devote such time as shall be necessary to carry out his or her duties with respect to the Trust as determined by such Trustee in accordance with his or her independent judgment.
     (b) No Trustee shall be obligated to present any business activity, investment opportunity (or so called corporate opportunity) or prospective economic advantage to the FRBNY, the Treasury or the Company, even if the opportunity is of the character that, if presented to the FRBNY, the Treasury or the Company, could be taken by it, and, except as otherwise expressly provided in this Trust Agreement, each Trustee shall have the right to engage in any business activity or to hold any such investment opportunity or prospective economic advantage for his or her own account or to recommend any such opportunity to third parties.

     (c) If at any time a Trustee is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process that in any way affects the manner in which the Trustee performs functions in connection with this Trust, the Trust Stock or other Trust Assets (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays), the Trustee is authorized to comply therewith in any manner as the Trustee or its legal counsel deems appropriate, provided that the Trustee shall have given notice thereof to the FRBNY and the Treasury Department and if reasonably practicable shall have consulted with the FRBNY in respect thereof; and if the Trustee complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Trustee shall not be liable to any person or entity even though such order, judgment, decree, writ or process may be subsequently modified, vacated or otherwise determined to have been without legal force or effect.
     (d) A Trustee shall not be liable for any action taken or refrained from or suffered by such Trustee so long as that Trustee acted in accordance with the Applicable Standard of Care. In no event shall a Trustee be liable for any consequential, punitive or special damages. For the avoidance of doubt, the Trustees are obliged to review, evaluate and make a determination, in accordance with the Applicable Standard of Care, as to the appropriate course of action to take with respect to each Vote or other issue of which notice is provided to the Trust or the Trustees.
     (e) So long as a Trustee acts in accordance with the Applicable Standard of Care, a Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee hereunder and any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by the Trustee to be genuine and to have been signed or presented by the proper party or parties hereunder.
     (f) In no event shall a Trustee be responsible or liable for any failure or delay in the performance of obligations hereunder arising out of or caused by, directly or indirectly, forces beyond the Trustee’s control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes, acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices to resume performance as soon as practicable under the circumstances.
     (g) In the event that, in the independent judgment of the Trustees, there is any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Trustees hereunder, the Trustees may, in their sole discretion and upon notice to the person providing such notice, instruction or other communication and to the FRBNY, refrain from taking any action other than retaining possession of the Trust Stock, unless the Trustees receive written instructions, signed by the FRBNY, that address such ambiguity or uncertainty, in which instance the Trustees shall act in accordance with such written instructions.
     (h) In the event of any dispute or conflicting claims with respect to the Trust, the Trust Assets or this Trust Agreement, the Trustees shall be entitled to refuse to comply with any and all claims, demands or instructions as long as such dispute or conflict shall continue, and the Trustees shall not be or become liable in any way to any person for failure or refusal to comply with such conflicting claims, demands or instructions. The Trustees shall be entitled to refuse to act until either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree as to which all appeals have been exhausted or waived, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Trustees or (ii) the Trustees shall have received security or an indemnity from the Trust or the FRBNY or another entity reasonably satisfactory to them sufficient to hold them harmless from and against any and all losses that they may incur by reason of so acting.
     (i) The Trustees shall work with the Company and the board of directors of the Company to ensure corporate governance procedures satisfactory to the Trustees.
     (j) Referring to Section 3.03(e) and Section 3.04(b)(iv) hereof, the FRBNY shall provide the Trustees with reasonable advance notice of any termination of the Credit Agreement.
ARTICLE 4
Books and Records; Tax Reporting
     Section 4.01. Records. The Trustees shall maintain or cause to be maintained records sufficient to document each significant action taken by the Trustees pursuant to this Trust Agreement and shall provide the FRBNY with the following reports in a format and manner reasonably requested by the FRBNY:
1	Monthly custodial reports;

2	Quarterly summary of significant actions (votes, consents, etc);

3	Quarterly reports summarizing the efforts and activities to effect the sale or other disposition of the Trust Stock or other Trust Assets;

4	Minutes of any meetings of the Trustees; and

5	The Divestiture Plan, as amended from time to time by the Trustees.
So long as the Trust is in existence: (i) on a regular basis, but not less than quarterly, the Trustees shall meet with representatives of the FRBNY to discuss the administration of the Trust and other topics of interest to the parties; and

(ii) the Trustees shall promptly provide the FRBNY with copies of all correspondence or other information received by the Trustees from the Company in their capacity as trustees under this Trust Agreement.
     Section 4.02. Tax Reporting. The Trustees shall be solely responsible for all tax returns and any other statements, returns or disclosures required to be filed by the Trust.
ARTICLE 5
Amendments; Termination; Governing Law
     Section 5.01. Amendment. Neither the FRBNY nor the Trustees shall have any power to alter, amend, modify or revoke any of the terms and conditions of this Trust Agreement. Notwithstanding the foregoing, the FRBNY and the Trustees may agree to amend, supplement, modify, or restate this Trust Agreement in order to:
     (i) cure any ambiguity, omission, formal defect or inconsistency in this Trust Agreement (including to address any circumstance or development the FRBNY and the Trustees reasonably determine was not anticipated as of the Trust’s inception); or
     (ii) grant to or confer upon the Trustees for the benefit of the Treasury any additional rights, powers, authorities or remedies that may lawfully be granted to or conferred upon the Trustees.
     Section 5.02. Termination. Unless sooner terminated pursuant to any other provision herein, this Trust Agreement shall terminate (and the Trust shall cease and come to an end) upon the earlier of (i) the sale or other disposition of all of the Trust Stock such that no Trust Stock continues to be held in trust hereunder; or (ii) the Company shall have been liquidated and shall cease to exist or a plan of reorganization or liquidation shall have been confirmed and consummated providing for no distribution in respect of the Trust Stock. Notwithstanding the above, the Trust shall not terminate until the Trustees transfer to the Treasury any moneys in the Deposit Account and liquidate any other Trust Assets and transfer the proceeds to the Treasury, which actions shall be taken expeditiously and promptly upon the occurrence of a termination event described above.
     Section 5.03. Governing Law. This Trust Agreement and the trust created hereunder shall be construed, regulated and governed in all respects, not only as to administration but also as to validity and effect, by any applicable provisions of Federal law, and, in the absence of applicable Federal law, the laws of the State of New York notwithstanding choice of law provisions thereof.

ARTICLE 6
Miscellaneous
     Section 6.01. Assignments. The rights and obligations of the parties under this Trust Agreement may not be assigned except as expressly provided for herein.
     Section 6.02. Third Parties. Nothing in this Trust Agreement, expressed or implied, is intended to confer upon any person (other than the parties hereto), or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Trust Agreement.
     Section 6.03. Notices. Any notice which any party hereto may give to the other hereunder shall be in writing and shall be given by hand delivery, first class registered mail, or overnight courier service, sent, if to the FRBNY, to
Federal Reserve Bank of New York
33 Liberty Street
New York, NY 10045-0001
Attention: Sarah Dahlgren
Senior Vice President
with a copy to
Federal Reserve Bank of New York
33 Liberty Street
New York, NY 10045-0001
Attention: Thomas C. Baxter, Jr.
Executive Vice President and General Counsel
          if to the Trustees, to the addresses that each Trustee has concurrently herewith provided to the parties to this Trust Agreement in writing.
          if to the Treasury Department, to
Fiscal Assistant Secretary
United States Department of the Treasury
1500 Pennsylvania Avenue, NW
Washington, DC 20220
          if to the Company, to
American International Group, Inc.
70 Pine Street, New York, New York 10270
Attention: General Counsel

or to such other address as such party may hereafter specify for the purpose by notice to the other parties.
     Section 6.04. Individuals Authorized to Act for the FRBNY. The FRBNY shall, from time to time, provide to the Trustees a list of individuals authorized to act on behalf of the FRBNY. Notwithstanding any other provision of this Trust Agreement, the Trustees may not rely on any communications from the FRBNY except for those made by such an authorized individual.
     Section 6.05. Entire Agreement. This Trust Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, oral and written, among the parties with respect to the subject matter hereof and may not be modified or amended in any manner other than as set forth herein.
     Section 6.06. Successors. This Trust Agreement shall be binding upon the successors to the parties hereto. The title to all property held hereunder shall vest in any successor Trustee acting pursuant to the provisions hereof without the execution or filing of any further instrument, but a resigning or removed Trustee shall execute all instruments and do all acts necessary to vest title in the successor Trustee. Each successor Trustee shall have, exercise and enjoy all of the powers, both discretionary and ministerial, herein conferred upon his or her predecessors. A successor Trustee shall not be obliged to examine or review the accounts, records, or acts of, or property delivered by, any previous Trustee and shall not be responsible for any action or any failure to act on the part of any previous Trustee.
     Section 6.07. Remedies. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Trust Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) shall waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to an order compelling specific performance of this Trust Agreement in any action instituted in the United States District Court for the Southern District of New York. Each party hereto consents to personal jurisdiction in any such action brought in the United States District Court for the Southern District of New York.

     Section 6.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS TRUST AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.
     Section 6.09. Jurisdiction; Venue or Inconvenient Forum; Consent to Service of Process.
     (a) The parties agree that the United States District Court for the Southern District of New York shall have exclusive jurisdiction over any claims arising under this Trust Agreement, including claims for enforcement of this Trust Agreement. Each party hereby waives any objection to venue or any defense of inconvenient forum or any personal or subject matter jurisdictional defense in connection with such proceedings.
     (b) The parties consent to service of process in the manner provided for notices in Section 6.03 hereof. Nothing in this Trust Agreement will affect the right of any party to this Trust Agreement to serve process in any other manner permitted by law.
     Section 6.10. Headings. The titles to the Articles and the headings of the Sections and Subsections of this Trust Agreement are for convenience of reference only and are not to be considered in construing the terms and provisions of this Trust Agreement.
     Section 6.11. Perpetuities Savings Language. Unless sooner terminated pursuant to other provisions of this Trust Agreement, the Trust shall terminate not later than the expiration of twenty-one years after the death of the last survivor of the descendants in being on the date of the execution of this Trust Agreement of each of the original Trustees. Notwithstanding the above, the Trust shall not terminate until the Trustees transfer to the Treasury any moneys in the Deposit Account and liquidate any other Trust Assets and transfer the proceeds to the Treasury, which actions shall be taken expeditiously and promptly upon the occurrence of a termination event described above.
     Section 6.12. Severability. In the event any one or more of the provisions contained in this Trust Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions to effectuate the intentions of the parties as set forth in this Trust Agreement.
     Section 6.13. Counterparts. This Trust Agreement may be executed in counterparts, each of which shall constitute an original but all of which together shall constitute one agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the date first above written.

FEDERAL RESERVE BANK OF NEW YORK
By:	/s/ Sarah Dahlgren
Sarah Dahlgren Senior
Vice President

TRUSTEES:
/s/ Jill M. Considine
Jill M. Considine, Trustee

/s/ Chester B. Feldberg
Chester B. Feldberg, Trustee

/s/ Douglas L. Foshee
Douglas L. Foshee, Trustee

     UNDERTAKING TO ADVANCE AND REIMBURSE EXPENSES
     AMERICAN INTERNATIONAL GROUP, INC. (the “Company”), in connection with the establishment of the AIG Credit Facility Trust (the “Trust”) created under the AIG Credit Facility Trust Agreement (the “Trust Agreement”) dated as of January 16, 2009 by and among the Federal Reserve Bank of New York (the “FRBNY”), and Jill M. Considine, Chester B. Feldberg and Douglas L. Foshee (each, a “Trustee” and collectively, the “Trustees”), does hereby agree:
     (a) to reimburse the FRBNY and advance amounts to the Trust as provided in Sections 3.03(e) and 3.04 of the Trust Agreement, subject to the Company’s right to be reimbursed from the Trust as provided in Section 2.06 of the Trust Agreement;
     (b) that, as currently contemplated in the Credit Agreement referred to in the Trust Agreement, the Company’s obligation to reimburse the FRBNY shall constitute an “Obligation” for purposes of the Credit Agreement;
     (c) that the United States District Court for the Southern District of New York shall have exclusive jurisdiction over any claims arising under this undertaking, including claims for enforcement of this undertaking, and hereby waives any objection to venue or any defense of inconvenient forum or any personal or subject matter jurisdictional defense in connection with such proceedings; and
     (d) that the FRBNY, each of the Trustees and each successor trustee of the Trust may rely on this undertaking in entering into the Trust Agreement and accepting their rights, duties and obligations thereunder, as the case may be.
     IN WITNESS WHEREOF, the Company has caused this undertaking to be duly executed as of the same date as the Trust Agreement.

AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ Suzanne Folsom
Name:	Suzanne Folsom
Title:	Chief Regulatory & Compliance Officer and Deputy General Counsel, American International Group, Inc.